EXHIBIT (a)(1)(E)

                              NOTICE OF WITHDRAWAL

If you wish to withdraw your Election to Participate in WorldCom's Stock Option Exchange Program, you must:

1. Complete this form, sign it, and deliver it to WorldCom, Inc., Stock Option Department, 500 Clinton Center Drive, Clinton, Mississippi 39056, by fax to (601) 460-5669 (vnet: 460-5669), as soon as possible, but in any event, for receipt before 12:00 midnight, Eastern Standard Time, on February 14, 2002. The method of delivery is at the participant's expense.

2. If you provide an e-mail address below, a confirmation that we have received this withdrawal should be sent to that address within three business days after delivery of this Notice of Withdrawal. Note that participants who return forms for receipt after February 7, 2002 may not receive timely confirmation.

      By withdrawing my Election to Participate, I understand that I will not receive a replacement option, and I will keep my current option(s), which will continue to be governed by the stock option plan under which they were granted and existing option agreements with WorldCom. I have completed and signed the following exactly as my name appears on the Election to Participate.

Date: ______________________________    ________________________________________
                                        Signature of Optionee

____________________________________
E-mail address where the Stock Option    Name
Department can send confirmation of      Tax I.D./Social Security No.
receipt of this Notice of Withdrawal

Please note that you may again elect to exchange your eligible options only by submitting a new Election to Participate prior to 12:00 midnight, Eastern Standard Time, on February 14, 2002.

If you have questions, you may contact the Stock Option Department at stock-options@wcom.com or call 601-460-8001 (vnet: 460-8001) or toll free 1-877-999-7780.